Exhibit 99.1

FOR IMMEDIATE RELEASE
February 6, 2025	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS REPORTS RESULTS FOR
THE 2025 FIRST FISCAL QUARTER ENDED DECEMBER 31, 2024

(DENVER, CO) Good Times Restaurants Inc. (Nasdaq: GTIM), operator of the Bad Daddy’s Burger Bar and Good Times Burgers & Frozen Custard restaurant brands, today reported financial results for the 2025 first fiscal quarter.

Key highlights of the Company’s financial results include:

•	Total Revenues for the quarter increased 9.6% to $36.3 million compared to the first quarter of fiscal 2024

•	Same Store Sales [1] for company-owned Bad Daddy’s restaurants increased 1.5% for the quarter compared to the first quarter of fiscal 2024 and for Good Times restaurants were unchanged for the quarter compared to the first quarter of fiscal 2024

•	Net Income Attributable to Common Shareholders was $0.2 million for the quarter

•	Adjusted EBITDA[2] (a non-GAAP measure) was $1.2 million for the quarter

Ryan M. Zink, the Company’s Chief Executive Officer, said, “I am pleased that our performance this quarter delivered net income compared to a net loss in the same prior year quarter. This improvement in income is in spite of challenges in the QSR environment and the negative impact of the holiday season shift, specifically one fewer shopping week between Thanksgiving and Christmas. Same store sales for the full quarter at Good Times were unchanged, while same store sales at Bad Daddy’s increased again this quarter compared to the same period in the prior year. Margins at Bad Daddy’s improved due to increased labor productivity and better food and beverage cost driven by sequentially lower beef costs, and menu engineering efforts. Margins declined at Good Times, attributable most significantly to higher levels of staffing as the hiring environment has become more favorable.”

“Thus far, the second fiscal quarter has been beset by unfavorable weather affecting both brands, with several weekends affected by snow events in Colorado, and two weeks during which significant snow and extreme cold plagued the entirety of our Bad Daddy’s system throughout the country. Nevertheless, the underlying trends at both concepts remain encouraging and our product pipeline is strong. At Bad Daddy’s, our smashed patty burgers continue to perform extremely well, as have our winter promotional items. At Good Times, we wrapped up the first promotional period for our bambino supremos and introduced the new West Slope burger, initially as a limited time offer, and as a test to potentially replace the existing West Coast burger” Zink continued.

Mr. Zink concluded, “Beyond the second quarter, our product development lineup at both brands includes new items and improvements to existing menu items. We have strong momentum at Bad Daddy’s and are executing our long-term plan of brand evolution and modernization at Good Times.”

Conference Call: Management will host a conference call to discuss its first quarter 2025 financial results on Thursday, February 6, 2025 at 3:00 p.m. MT/5:00 p.m. ET. Hosting the call will be Ryan M. Zink, its Chief Executive Officer and Keri A. August, its Senior Vice President of Finance and Accounting.

The conference call can be accessed live over the phone by dialing (888) 210-2831, conference ID: 3024033. The conference call will also be webcast live from the Company's corporate website www.goodtimesburgers.com. An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.

About Good Times Restaurants Inc.: Good Times Restaurants Inc. owns, operates, and licenses 40 Bad Daddy’s Burger Bar restaurants through its wholly owned subsidiaries. Bad Daddy’s Burger Bar is a full-service “small box” restaurant concept featuring a chef-driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft beers in a high-energy atmosphere that appeals to a broad consumer base. Additionally, through its wholly owned subsidiaries, Good Times Restaurants Inc. owns, operates and franchises 30 Good Times Burgers & Frozen Custard restaurants primarily in Colorado. Good Times is a regional quick-service concept featuring 100% all-natural burgers and chicken sandwiches, signature wild fries, green chili breakfast burritos and fresh frozen custard desserts.

1 Same store sales are a metric used in evaluating the performance of established restaurants and is a commonly used metric in the restaurant industry. Same store sales for our brands are calculated using all units open for at least 18 full fiscal months and use the comparable operating weeks from the prior year to the current year quarter’s operating weeks.

2 For a reconciliation of Adjusted EBITDA to the most directly comparable financial measures presented in accordance with GAAP and a discussion of why the Company considers them useful, see the financial information schedules accompanying this release.

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Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek”, “plan” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements. Such risks and uncertainties include, among other things, the market price of the Company's stock prevailing from time to time, the nature of other investment opportunities presented to the Company, the disruption to our business from pandemics and other public health emergencies, the impact and duration of staffing constraints at our restaurants, the impact of supply chain constraints and the current inflationary environment, the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, other general economic and operating conditions, risks associated with our share repurchase program, risks associated with the acquisition of additional restaurants, the adequacy of cash flows and the cost and availability of capital or credit facility borrowings to provide liquidity, changes in federal, state, or local laws and regulations affecting the operation of our restaurants, including minimum wage and tip credit regulations, and other matters discussed under the Risk Factors section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 24, 2024 filed with the SEC, and other filings with the SEC.

Good Times Restaurants Inc. CONTACTS:

Ryan M. Zink, Chief Executive Officer (303) 384-1432

Christi Pennington (303) 384-1440

Category: Financial

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Good Times Restaurants Inc.

Unaudited Supplemental Information

(In thousands, except per share amounts)

	Fiscal First Quarter
	2025	2024
Statement of Operations	(14 weeks)	(13 weeks)
NET REVENUES:
Restaurant sales	$35,965	$32,946
Franchise and other revenues	368	211
Total net revenues	36,333	33,157

RESTAURANT OPERATING COSTS:
Food and packaging costs	11,363	10,327
Payroll and other employee benefit costs	12,783	11,624
Restaurant occupancy costs	2,683	2,505
Other restaurant operating costs	5,006	4,728
Preopening costs	8	-
Depreciation and amortization	1,018	927
Total restaurant operating costs	32,861	30,111

General and administrative costs	2,588	2,338
Advertising costs	864	1,092
Gain on restaurant and equipment asset sales	(57)	(10)

INCOME (LOSS) FROM OPERATIONS	77	(374)

OTHER EXPENSES:
Interest expense, net	(46)	(32)
Other income	140	-

NET INCOME (LOSS) BEFORE INCOME TAXES	$171	$(406)

Provision for income taxes	3	(77)

NET INCOME (LOSS)	174	(483)
Income attributable to non-controlling interests	(10)	(73)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$164	$(556)

NET INCOME (LOSS) PER SHARE, ATTRIBUTABLE TO COMMON SHAREHOLDERS:
Basic	$.02	$(.05)
Diluted	$.02	$(.05)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	10,682,632	11,377,579
Diluted	10,816,596	11,377,579

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Good Times Restaurants Inc.

Unaudited Supplemental Information

(In thousands)

Selected Balance Sheet Data:	December 31, 2024	September 24, 2024

Cash and cash equivalents	$3,023	$3,853

Current assets	$6,575	$6,557

Total assets	$89,546	$87,118

Current liabilities	$15,798	$15,687

Shareholders’ equity	$33,091	$33,088

Supplemental Information for Company-Owned Restaurants (dollars in thousands):

	Bad Daddy’s Burger Bar		Good Times Burgers & Frozen Custard
	Fiscal First Quarter
	2025 (14 weeks)	2024 (13 weeks)	2025 (14 weeks)	2024 (13 weeks)

Restaurant sales	$26,078	$24,120	$9,887	$8,826

Restaurants open at beginning of period	39	40	25	25
Restaurants opened or acquired during period	-	-	2	-
Restaurants closed during period	-	-	-	-
Restaurants open at period end	39	40	27	25

Restaurant operating weeks	546.0	520.0	365.5	325.0

Average weekly sales per restaurant	$47.8	$46.4	$27.1	$27.2

Margin Analysis:

	First Fiscal Quarter
	2025 (14 weeks)		2024 (13 weeks)
Bad Daddy’s Burger Bar
Restaurant sales	$26,078	100.0%	$24,120	100.0%
Restaurant operating costs (exclusive of depreciation and amortization and pre-opening costs):
Food and packaging costs	8,214	31.5%	7,608	31.5%
Payroll and benefits costs	9,156	35.1%	8,641	35.8%
Restaurant occupancy costs	1,733	6.6%	1,719	7.1%
Other restaurant operating costs	3,697	14.2%	3,581	14.8%
Restaurant-level operating profit (a non-GAAP measure)	$3,278	12.6%	$2,571	10.7%
Good Times Burgers & Frozen Custard
Restaurant sales	$9,887	100.0%	$8,826	100.0%
Restaurant operating costs (exclusive of depreciation and amortization and pre-opening costs):
Food and packaging costs	3,149	31.8%	2,719	30.8%
Payroll and benefits costs	3,627	36.7%	2,983	33.8%
Restaurant occupancy costs	950	9.6%	786	8.9%
Other restaurant operating costs	1,309	13.2%	1,147	13.0%
Restaurant-level operating profit (a non-GAAP measure)	$852	8.6%	$1,191	13.5%

Total restaurant-level operating profit (a non-GAAP measure)	$4,130	11.5%	$3,762	11.4%

Certain percentage amounts in the table above do not total due to rounding.

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Reconciliation of U.S. GAAP Results to Non-GAAP Measurements

Reconciliation of Income (Loss) from Operations to Non-GAAP Restaurant-Level Operating Profit

(In thousands)

	First Fiscal Quarter
	2025 (14 weeks)	2024 (13 weeks)
Income (loss) from operations	$77	$(374)
Less:
Franchise and other revenues	368	211
Add:
General and administrative	2,588	2,338
Depreciation and amortization	1,018	927
Advertising costs	864	1,092
Gain on restaurant asset equipment sales	(57)	(10)
Preopening costs	8	-
Restaurant-level operating profit	$4,130	$3,762

The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs. The measure includes restaurant-level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance and other property costs, but excludes depreciation. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general and administrative costs, and therefore excludes occupancy costs associated with selling, general and administrative functions, and preopening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, like depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The tables above set forth certain unaudited information for the current and prior year fiscal quarters for fiscal 2025 and fiscal 2024, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA (Thousands of US Dollars)

	Fiscal First Quarter Ended
	December 31, 2024 (14 weeks)	December 26, 2023 (13 weeks)
Calculation of Adjusted EBITDA
Net income (loss), as reported	$164	$(556)
Depreciation and amortization [3]	1,016	929
Interest expense, net	46	32
Provision for income taxes	(3)	77
EBITDA	1,223	482
Non-cash stock-based compensation	35	38
Preopening expense	8	-
Gain on restaurant and equipment asset disposals	(57)	(10)
Adjusted EBITDA	$1,209	$510

Adjusted EBITDA is a supplemental measure of operating performance that does not represent and should not be considered as an alternative to net income (loss) or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies. This measure is presented because we believe that investors' understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for evaluating our ongoing results of operations.

3 Depreciation and amortization has been reduced by any amounts attributable to non-controlling interests.

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Adjusted EBITDA is calculated as net income before interest expense, provision for income taxes and depreciation and amortization and further adjustments to reflect the additions and eliminations presented in the table above.

Adjusted EBITDA is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and asset disposals, closure costs and restaurant impairments, and (ii) we use Adjusted EBITDA internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare our performance to that of our competitors. The use of Adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structures and cost of capital (which affect interest expense and income tax rates) and differences in book depreciation of property, plant and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management believes that Adjusted EBITDA facilitates company-to-company comparisons within our industry by eliminating some of these foregoing variations. Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies, and our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items.

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